Exhibit 10.14 A

LATE PAYMENT RIDER

This Rider is referred to in paragraph 3 of, and constitutes a part of, a note of Borrower to the Bank dated as of November 3, 2005 (the “Note”).

Borrower agrees to all of the Terms and Conditions set forth below.

Print Borrowers name:	LEVEL 8 SYSTEMS, INC.

(Signature) By:	(Signature) By:
Print Name:	Print Name :
Print Title:	Print Title:

Terms and Conditions:

Without limiting or waiving any rights or remedies of the Bank contained in the Note or under applicable law, and without implying that the Bank has any obligation to declare or to notify the Borrower of the occurrence of any Event of Default, if the Bank has neither declared nor notified the Borrower of the occurrence of an Event of Default, and if any amount of any required payment of principal, interest fees and/or Late Charge (as defined below) under the Note is not paid in full within (7) seven days after the same is due, then in addition to all interest, penalty interest or other fees due to the Bank pursuant to the Note, any rider to the Note or any agreement or document related to this credit facility, the Borrower shall pay the Bank a late fee equal to $14.30 for each day thereafter. Any amount due under this paragraph shall be referred to herein as a “Late Charge”. If the Note, this Rider or any other Rider refers to the Note, such reference shall be deemed to include this Rider.

The Borrower shall pay any and all such Late Charges in addition to all payments of principal, interest and fees (if any) under the Note, provided, however, that during any time that any of the above Late Charges would cause the total interest payable under the Note to exceed the applicable maximum lawful rate of interest, then the sum of (a) all such Late Charges and (b) the amount of interest payable at the Applicable Rate shall automatically be reduced to an amount that shall not exceed the amount of interest payable at such maximum rate.

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